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INTERSTATE POWER AND LIGHT COMPANY
RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED DIVIDEND REQUIREMENTS

                                                                                                           Exhibit 12

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                                                       2002         2001          2000          1999          1998
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
Net income                                           $ 90,877      $ 98,066      $103,127      $ 97,292     $ 80,667
Income taxes                                           62,294        52,967        65,020        69,291       52,587
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Net income before income taxes                        153,171       151,033       168,147       166,583      133,254
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Interest expense                                       67,458        68,149        67,234        66,973       67,180
Estimated interest component of rent expense            4,394         4,923         5,530         4,539        4,588
                                                    -----------------------------------------------------------------
Fixed charges as defined                               71,852        73,072        72,764        71,512       71,768

Preferred dividend requirements (pre-tax basis)         4,824         5,252         5,549         5,815        5,598
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Fixed charges and preferred dividend requirements      76,676        78,324        78,313        77,327       77,366
                                                    -----------------------------------------------------------------

Earnings as defined                                  $225,023      $224,105      $240,911      $238,095     $205,022
                                                    =================================================================

Ratio of Earnings to Combined Fixed Charges and
 Preferred Dividend Requirements (Unaudited)             2.93          2.86          3.08          3.08         2.65
                                                    =================================================================
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